Exhibit 99

PRIMEDIA

PRIMEDIA Inc.	News Release

745 Fifth Avenue

New York, NY 10151

PRIMEDIA Reports Second Quarter 2005 Results

NEW YORK—August 4, 2005—PRIMEDIA Inc. (NYSE: PRM) today reported second quarter 2005 results.  Unless otherwise specified, all comparisons are to the same respective period in 2004.

	Second Quarter		Percent	First Six Months			Percent
($ millions)	2005	2004	Change	2005		2004	Change
Segment Revenue, net (a):
Enthusiast Media (c)	$180.8	$178.8	1.1%	$338.9		$343.5	-1.3%
Consumer Guides	79.5	71.1	11.8%	155.1		142.5	8.8%
Education	18.4	16.6	10.8%	37.3		33.8	10.4%
Intersegment Eliminations	(0.1)	(0.1)		(0.2)		(0.3)
Total Net Revenue	$278.6	$266.4	4.6%	$531.1		$519.5	2.2%

Segment EBITDA (b):
Enthusiast Media	$41.0	$40.3	1.7%	$64.9		$68.9	-5.8%
Consumer Guides	17.9	20.5	-12.7%	36.1		40.1	-10.0%
Education	2.7	0.4	575.0%	5.0		2.1	138.1%
Corporate Overhead	(7.1)	(6.7)		(13.7)		(14.7)
Total Segment EBITDA	$54.5	$54.5	0.0%	$92.3		$96.4	-4.3%

Operating Income	$43.5	$38.9	11.8%	$70.0		$62.1	12.7%

Loss from Continuing Operations	$(4.1)	$(8.3)		$(26.1)		$(29.4)

Discontinued Operations (c)	$9.1	$10.5		$396.6	(d)	$42.6

Income (Loss) Applicable to Common Shareholders	$5.0	$(3.6)		$370.5	(d)	$2.3

Free Cash Flow (e)	$(38.9)	$5.7		$(42.3)		$(34.8)

a) This presentation eliminates all intrasegment activity.

b) Reconciled to GAAP measure in the attached Financial Highlights table.

c) In the second quarter of 2005, the Company decided to actively pursue the sale of its Business Information segment with the exception of Ward’s Automotive Group, which has been transferred to the Enthusiast Media segment. The operating results of the Business Information segment, excluding Ward’s, have been classified as discontinued operations for all periods presented. Ward’s operations are included in the Enthusiast Media segment.

d) Includes net gain on sales of About, Inc. of $378.9 million and PRIMEDIA Workplace Learning of $3.6 million.

e) Free cash flow as used in this release is defined as net cash provided by operating activities adjusted for additions to property, equipment and other, net and capital lease obligations. Free cash flow is reconciled to a GAAP measure in the attached Exhibit A.

“Revenue growth of 4.6% reflects continued progress with our many growth initiatives,” said Kelly P. Conlin, President and CEO.  “Enthusiast Media delivered slight revenue growth this quarter compared to a 4% decline last quarter on the success of our brand extension strategies.  Expansion of New Home and Auto Guide drove double-digit growth in Consumer Guides.  And our Education segment has shown two consecutive quarters of revenue growth after years of decline.

“As always, our principal focus is on our Enthusiast Media and Consumer Guides segments, which represent the most significant sources of future value creation.”

Operating income was $43.5 million in the second quarter, up 11.8%, compared to $38.9 million in the same period of 2004.  The increase was due primarily to lower amortization and restructuring related expenses. Income applicable to common shareholders was $5.0 million in the second quarter, compared to a $3.6 million loss in the same period of 2004.

The Company is actively pursuing the sale of its Business Information segment with the exception of Ward’s Automotive Group, which has been transferred to the Enthusiast Media segment.  The operating results of the Business Information segment, excluding Ward’s, have been classified as discontinued operations for all periods presented.  There can be no assurance that any transaction will occur, or, if undertaken, the terms or timing of such a transaction.

The Company’s historical pattern is to have negative free cash flow in the first half of the year and positive free cash flow in the second half.  Free cash flow in the quarter was negative $38.9 million compared to positive $5.7 million in the same period one year ago, primarily due to the timing related to compensation payments; the replacement of the payment in-kind Series J Preferred Stock with a lower cost, cash-pay instrument; and increased divestiture-related payments.  Free cash flow for the six months ended June 30, 2005 was negative $42.3 million versus negative $34.8 million in the comparable period last year, primarily due to the replacement of the payment in-kind Series J Preferred Stock with a lower cost, cash-pay instrument; and increased divestiture-related payments.  On May 11, 2005, the Company completed its redemption of certain preferred stock and debt as announced on April 11, 2005, positively affecting free cash flow by over $27 million on an annualized basis.  The Company will not realize the full benefit of the reduced interest expense and preferred dividends in 2005.

As of June 30, 2005, the Company had approximately $248 million in cash and unused credit lines.

Segment Results

Enthusiast Media (Includes Consumer Automotive, Performance Automotive, International Automotive, Outdoors, Action Sports, Marine, Soaps, Equine, History, Crafts, Home Technology, Ward’s Automotive Group, their related websites, events, licensing and merchandising)

	Second Quarter		Percent	First Six Months		Percent
($ millions)	2005	2004	Change	2005	2004	Change
Revenue, net (a)
Advertising	$98.6	$96.6	2.1%	$182.0	$183.1	-0.6%
Circulation	62.9	65.0	-3.2%	121.7	128.1	-5.0%
Other	19.2	17.2	11.6%	35.0	32.2	8.7%
Intersegment Revenue	0.1	—		0.2	0.1
Total Net Revenue	$180.8	$178.8	1.1%	$338.9	$343.5	-1.3%

Segment Expenses	$139.8	$138.5	0.9%	$274.0	$274.6	-0.2%

Segment EBITDA (b)	$41.0	$40.3	1.7%	$64.9	$68.9	-5.8%

a) This presentation eliminates all intrasegment activity.

b) Reconciled to GAAP measure in the attached Financial Highlights table.

Growth in Enthusiast Media revenue was led by strong results in the Performance Automotive and  Consumer Automotive categories, which, as expected, bounced back after a decline in the first quarter.  Improvements were somewhat offset by the expected continued decline in the International Automotive category.  Consistent with previous guidance, the International Automotive category is expected to decline for the full year, as the market currently suffers from the absence of any new ‘tuner’ platforms and a consolidation of aftermarket suppliers.  While International Automotive continues to have positive Segment EBITDA, it reduced Segment advertising growth in the quarter and was the single largest contributor to the decline in circulation revenue.  Other revenue, which is largely comprised of events, licensing, and merchandising, continued its significant growth as the Company leverages its brands in non-print areas.

In the second quarter, the Company continued to invest in and build its market leading enthusiast media brands:

Product Improvement:  The Company is continuing a significant editorial upgrade, with particular emphasis on cover design to enhance newsstand results.  A comprehensive new cover testing system, the Company’s first, was introduced this quarter, providing editors the opportunity to use consumer feedback more systematically in their cover selection.  Eighty percent of the Company’s approximately thirty redesigns scheduled for 2005 will appear in the second half of the year.

Improvement Online:  The product improvement program extends to the Company’s websites, with the latest makeover coming at Intellichoice, a site that serves new car buyers.  Now fully integrated into Motor Trend and other consumer websites, the site post-redesign has delivered increases of more than 40% in both page views and lead delivery.  This is the start of a plan to more aggressively participate in the fast-growing market for online lead generation for new car purchases.

Extending Brands to New Products:  The Company’s strategy of actively developing brand extensions drove strong growth in Other revenue this quarter, including events, such as the creation of a new OffRoad Trucking Event; television programs, such as the debut of a new fishing program on the Outdoor Channel; licensing, such as the expansion of the Collegiate Challenge at Hot Rod University; and branded products, such as the toys manufactured by Funline, Maisto and Revell-Monogram.

Further developing the Company’s leading position across the spectrum of information services for both buyers and sellers in the automotive industry is a key element of the Company’s strategy.  Consistent with this strategy, the Ward’s Automotive Group franchise was moved to the Enthusiast Media segment and not included in the potential divestiture of the Business Information segment.  Ward’s provides insight, analysis and intelligence for the automotive industry, complementing the marketing channel provided by the Company’s publications, websites, and events.  The franchise, which consists of Ward’s Business Information, the market-leading subscription news and analysis website for the automotive industry, as well as the publications Ward’s Dealer Business and Ward’s Automotive, and the event Auto Interiors Expo, had 2004 revenue of approximately $7.3 million and Segment EBITDA of approximately $1.0 million.  The results for Ward’s have been transferred to the Enthusiast Media segment for all reporting periods presented in this release.

Consumer Guides (Includes Apartment Guide, New Home Guide, and Auto Guide publications and their related websites, and the DistribuTech distribution business)

	Second Quarter		Percent	First Six Months		Percent
($ millions)	2005	2004	Change	2005	2004	Change
Revenue, net (a)
Advertising	$65.4	$59.3	10.3%	$127.7	$119.4	7.0%
Other	14.1	11.8	19.5%	27.4	23.1	18.6%
Total Net Revenue	$79.5	$71.1	11.8%	$155.1	$142.5	8.8%

Segment Expenses	$61.6	$50.6	21.7%	$119.0	$102.4	16.2%

Segment EBITDA (b)	$17.9	$20.5	-12.7%	$36.1	$40.1	-10.0%

a) This presentation eliminates all intrasegment activity.

b) Reconciled to GAAP measure in the attached Financial Highlights table.

Double-digit growth in Consumer Guides revenue was fueled primarily by investment, expansion, and organic growth of the Company’s New Home Guide, Auto Guide, and DistribuTech businesses.

Apartment Guide, the Segment’s largest product, continues its market leadership in the most difficult market conditions in the business’ thirty-year history.  Apartment Guide remains stable despite unprecedented levels of condominium conversions that eliminate existing and potential customers from Apartment Guide markets.  During the quarter, the addition of new advertisers kept pace with losses to condominium conversions, evidence of advertisers’ continued appreciation of the value Apartment Guide delivers.  ApartmentGuide.com grew unique users 9.1% in the quarter, and continues to be the most recognized on-line brand in the apartment rental industry.  Apartment Guide’s combined offering of best in class print and Internet media, ‘Apartment Guide Printernet’ provided over two million leads to customers in the quarter.  The Company attributes Apartment Guide’s stability in adverse market conditions to its brand leadership both in print and online, client retention rate driven by verifiable leads and leases that create what the Company believes to be one of the most cost effective advertising channels available, and its widespread, high visibility distribution through the Company’s DistribuTech business.

New Home Guide, now with 25 publications, is the largest player in the category and uniquely positioned to provide large home builders with national reach.  New Home Guide grew revenue 61% in the quarter, launching a publication in Washington D.C., and acquiring publications in the Seattle, Portland, Jacksonville, Atlanta, and Nashville markets.  Existing publication revenue grew 31%.  With these new publications, New Home Guide has met its target of growing to 25 publications in 2005.

The Auto Guide division, which was launched just over a year ago, has grown rapidly, expanding to twelve publications with a $13 million annualized revenue run rate at the end of June.  In the second quarter, Auto Guide launched in Orlando, Orange County, and San Diego.  With recent acquisitions of five automotive publications in New England, Auto Guide now has twelve publications, exceeding the division’s goal of having ten publications by the end of 2005.

All of PRIMEDIA’s guides continue to benefit from the Company’s dominant distribution business, DistribuTech, with greater distribution than all other distributors combined. DistribuTech’s dominance in high-value locations and added distribution drove high-teens growth in Other revenue.  In the second quarter, DistribuTech expanded into new retail distribution programs including QFC in the Northwest and increased penetration in current programs, supporting continued growth for the Company’s three guides.  The Segment’s Other revenue is entirely from DistribuTech.

Increased Segment expenses are consistent with the Company’s 2005 guidance of an estimated $15 to $20 million of investments associated with distribution renewals, distribution expansion, and new publication launches.

On July 27, 2005, the Company webcast a detailed discussion of its Consumer Guides segment.  The webcast is accessible on the Company’s website at www.primedia.com/stock_info/investor/.

Education (Includes Channel One, Films Media Group and Interactive Medical Network)

	Second Quarter		Percent	First Six Months		Percent
($ millions)	2005	2004	Change	2005	2004	Change
Revenue, net (a)
Advertising	$9.4	$9.2	2.2%	$19.6	$19.2	2.1%
Other	9.0	7.3	23.3%	17.7	14.4	22.9%
Intersegment Revenue	—	0.1		—	0.2
Total Net Revenue	$18.4	$16.6	10.8%	$37.3	$33.8	10.4%

Segment Expenses	$15.7	$16.2	-3.1%	$32.3	$31.7	1.9%

Segment EBITDA (b)	$2.7	$0.4	575.0%	$5.0	$2.1	138.1%

a) This presentation eliminates all intrasegment activity.

b) Reconciled to GAAP measure in the attached Financial Highlights table.

Both revenue and Segment EBITDA grew in the second quarter of 2005 for the second consecutive quarter after several years of decline.

Growth at Channel One News, which reaches nearly eight million teens, was primarily driven by new advertisers and increases from existing advertisers in the wireless, health and beauty, and video game categories.

The Segment’s Advertising revenue is entirely from Channel One.

Growth in Other revenue reflects the turnarounds at Interactive Medical Network (IMN) and Films Media Group.  Having transformed nearly all product delivery from analog to digital and implementing a host of operational improvements, Films Media Group delivered its fourth consecutive quarter of revenue growth after thirteen quarters of declines, with revenue up 9.4%.

Guidance

The Company reiterates its 2005 guidance of low-to-mid single digit percentage revenue growth, second-half weighted.

After removing the estimated increase in Business Information Segment EBITDA because of the discontinuance, the Company expects Segment EBITDA to be flat to 2004 or slightly down in the low single-digit percentage range.  Segment EBITDA for 2005 is reduced by the investments that the Company has previously described and paper price increases of an estimated $12 to $16 million.  The Company expects that results in future years will be increasingly stronger as a result of its articulated growth strategies.

Guidance provided by PRIMEDIA remains in force unless revised by the Company, and does not include the impact of any future transactions that may occur from time to time.

Depreciation, Amortization, and Interest Expense

Depreciation expense was approximately $7.1 million in the second quarter 2005 versus $6.7 million in the same period of the prior year.  Amortization expense was $2.4 million in second quarter 2005, compared to $3.4 million in the prior year.  Certain intangible assets became fully amortized over the past year resulting in the reduction in amortization expense.  Interest expense was approximately $32.8 million in second quarter 2005, compared to $29.8 million in 2004.  The $3.0 million increase was due to higher interest rates.

Discontinued Operations

The Company is actively pursuing the sale of its Business Information segment with the exception of Ward’s Automotive Group which has been transferred to the Enthusiast Media segment. The operating results of the Business Information segment, excluding Ward’s, have been classified as discontinued operations for all periods presented.  Quarterly financial information for first quarter of 2005 and all quarters of 2004 adjusted for the operations of the Business Information Segment classified in the second quarter of 2005 as discontinued and for the transfer of Ward’s to the Enthusiast Media segment is attached (Exhibit B) to this press release.  Second quarter revenue and operating income for the Business Information segment excluding Ward’s Automotive Group will be presented in the Company’s second quarter 10-Q.

Call of Preferred Stock and Debt for Redemption

On May 11, 2005, the Company redeemed all of its outstanding shares of $10.00 Series D Preferred Stock (with an aggregate liquidation preference of approximately $168 million), all of its outstanding shares of $9.20 Series F Preferred Stock (with an aggregate liquidation preference of approximately $95 million) and $80 million aggregate principal amount of its 7 5/8% Senior Notes due 2008.

In connection with the redemption of the Series D and Series F Preferred Stock, the Company obtained the written consent of its bank lenders and has repaid its outstanding term loans in the aggregate principal amount of $40 million, and permanently reduced its total revolving loan commitments in an aggregate amount of $30 million.

In addition, on June 30, 2005, the Company made scheduled repayments of approximately $9.5 million of its term loans and a scheduled reduction of its total revolving loan commitments of approximately $19.8 million.

Liquidity and Leverage

The Company has more than adequate financial resources to meet its cash needs and service its debt and other fixed obligations for the foreseeable future.  As a result of the redemption of certain preferred stock and senior notes and the reduction of its bank debt and revolving loan commitments, the Company had approximately $248 million of cash and available unused credit lines at June 30, 2005.  Free cash flow was negative $38.9 million compared to a positive $5.7 million last year.

The leverage ratio, as defined by the Company’s credit agreements, for the 12 months ended June 30, 2005, is estimated to be approximately 5.6 times versus the permitted maximum of 6.25 times.

Use of the Term Segment EBITDA

The Company is organized into three business segments:  Enthusiast Media, Consumer Guides, and Education.

Enthusiast Media Segment EBITDA, Consumer Guides Segment EBITDA, and Education Segment EBITDA are reconciled to Net Income in the attached table.  Segment EBITDA for a segment is defined as segment earnings before interest, taxes, depreciation, amortization and other credits (charges).  Other credits (charges) include severance related to separated senior executives, non-cash compensation, provision for severance, closures and restructuring related costs, provision for unclaimed property and gain (loss) on sale of businesses and other, net.  We believe that Segment EBITDA is the most accurate indicator of the Company’s segment results because it focuses on revenue and operating costs driven by operating managers’ performance.  These segment results are used by the Company’s chief operating decision maker, its President and CEO, to make decisions about resources to be allocated to the Segments and to assess their performance.

Segment EBITDA is not intended to represent cash flows from operating activities and should not be considered as an alternative to net income as determined in conformity with accounting principles generally accepted in the United States of America.  Segment EBITDA as presented may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate Segment EBITDA in an identical manner, and therefore, is not necessarily an accurate measure of comparison between companies.

Use of the Term Free Cash Flow

Free Cash Flow is defined as net cash provided by operating activities adjusted for additions to property, equipment and other, net and capital lease obligations.

The Company’s chief operating decision maker, its President and CEO, uses free cash flow to make decisions based on the Company’s cash resources.  Free Cash Flow also is considered to be an indicator of the Company’s liquidity, including its ability to reduce debt and shares subject to mandatory redemption and make strategic investments.

Free Cash Flow is not intended to represent cash flows from operating activities as determined in conformity with accounting principles generally accepted in the United States of America.  Free Cash Flow as presented may not be comparable to similarly titled measures reported by other companies since not all companies necessarily define Free Cash Flow in an identical manner, therefore, it is not necessarily an accurate measure of comparison between companies.

Investor Conference Call

PRIMEDIA’s management will hold a conference call on August 4, 2005, 10:00 am, Eastern Time (GMT -5).  To participate in the call, please dial (877) 236-1078 if you are in the U.S., or (213) 408-0663 if you are outside the U.S.  The conference ID is PRIMEDIA.  You should dial in at least five minutes prior to the start of the call.  A recorded version will be available after the conference call at (888) 214-7993 in the U.S., or (402) 220-4931, if you are outside the U.S.  The recorded version will be available two hours after the completion of the call until 7:00 pm Eastern Time, August 11, 2005.  Via Internet, the live and replay audio versions of the conference call will be available at www.primedia.com (you will not be able to ask questions via Internet).

About PRIMEDIA

PRIMEDIA is the leading targeted media company in the United States.  With 2004 revenue of $1.1 billion, its properties comprise over 135 brands that connect buyers and sellers through print publications, websites, events, newsletters and video programs in three market segments:

•                  Enthusiast Media is the #1 special interest publisher magazine publisher in the U.S. with more than 120 consumer magazines, 115 websites, 100 events, 10 TV programs, 340 branded products, and has such well-known brands as Motor Trend, Automobile, Creating Keepsakes, In-Fisherman, Power & Motoryacht, Hot Rod, Snowboarder, Stereophile and Surfer.

•                  Consumer Guides is the #1 publisher and distributor of free consumer guides in the U.S. with Apartment Guide, Auto Guide and New Home Guide, distributing free consumer publications through its proprietary distribution network, DistribuTech, in more than 49,000 locations.

•                  Education includes Channel One, a proprietary network to secondary schools; Films Media Group, a leading source of educational videos; and Interactive Medical Network, a continuing medical education business.

This release contains forward-looking statements as that term is used under the Private Securities Litigation Act of 1995.  These forward-looking statements are based on the current assumptions, expectations and projections of the Company’s management about future events. Although the assumptions, expectations and projections reflected in these forward-looking statements represent management’s best judgment at the time of this release, the Company can give no assurance that they will prove to be correct. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission, may cause results of the Company to differ materially from those anticipated in these forward-looking statements.  Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These forward-looking statements are subject to risks and uncertainties and, therefore, actual results may differ materially. The Company cautions you not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.  All references to “Company” and “PRIMEDIA” as used throughout this release refer to PRIMEDIA Inc. and its subsidiaries.

Contacts:	Eric Leeds (Investors): 212-745-1885
Whit Clay (Media): 212-446-1864

###

Financial Highlights Table and Exhibits Follow

PRIMEDIA INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

(dollars in millions, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Revenue, Net:
Advertising	$173.4	$165.1	$329.3	$321.7
Circulation	62.9	65.0	121.7	128.1
Other	42.3	36.3	80.1	69.7
Total Revenue, Net	$278.6	$266.4	$531.1	$519.5

Cost of Goods Sold	$62.4	$59.4	$114.2	$110.8
Marketing and Selling	49.9	46.6	103.1	99.2
Distribution, Circulation and Fulfillment	50.8	49.2	100.3	96.9
Editorial	21.1	19.0	41.5	38.4
Other General Expenses	32.8	31.0	66.0	63.1
Corporate Administrative Expenses	7.1	6.7	13.7	14.7
Total Segment Expenses	$224.1	$211.9	$438.8	$423.1

Segment Earnings before Interest, Taxes, Depreciation, Amortization and Other Credits (Charges) (A) (Segment EBITDA):
Enthusiast Media	$41.0	$40.3	$64.9	$68.9
Consumer Guides	17.9	20.5	36.1	40.1
Education	2.7	0.4	5.0	2.1
Corporate Overhead	(7.1)	(6.7)	(13.7)	(14.7)
Total Segment EBITDA	$54.5	$54.5	$92.3	$96.4

Depreciation of Property and Equipment	(7.1)	(6.7)	(13.9)	(13.8)
Amortization of Intangible Assets and Other	(2.4)	(3.4)	(4.7)	(6.8)
Severance Related to Separated Senior Executives	—	—	—	(0.7)
Non-Cash Compensation	(1.2)	(1.6)	(2.4)	(3.5)
Provision for Severance, Closures and Restructuring Related Costs	(0.3)	(3.9)	(1.3)	(5.6)
Provision for Unclaimed Property	—	—	—	(3.9)
Operating Income	43.5	38.9	70.0	62.1

Provision for Impairment of Investments	—	(0.8)	—	(0.8)
Interest Expense	(32.8)	(29.8)	(66.0)	(58.1)
Interest on Shares Subject to Mandatory Redemption	(6.4)	(10.9)	(17.4)	(21.9)
Amortization of Deferred Financing Costs	(1.2)	(1.2)	(2.5)	(2.3)
Other Income (Expense), Net (B)	(4.8)	(0.2)	(4.1)	0.2
Loss Before Provision for Income Taxes	(1.7)	(4.0)	(20.0)	(20.8)

Provision for Income Taxes	(2.4)	(4.3)	(6.1)	(8.6)

Loss from Continuing Operations ($0.01 and $0.05 per basic and diluted share for the three months ended June 30, 2005 and 2004, respectively, and $0.10 and $0.15 per basic and diluted share for the six months ended June 30, 2005 and 2004, respectively)	(4.1)	(8.3)	(26.1)	(29.4)

Discontinued Operations ($0.03 and $0.04 per basic and diluted share for the three months ended June 30, 2005 and 2004, respectively, and $1.51 and $0.16 for the six months ended June 30, 2005 and 2004, respectively, including gain (loss) on sale of businesses of ($0.7) and $4.2 for the three months ended June 30, 2005 and 2004, respectively, and $382.5 and $42.3 for the six months ended June 30, 2005 and 2004, respectively) (F)	9.1	10.5	396.6	42.6
Net Income	5.0	2.2	370.5	13.2

Preferred Stock Dividends	—	(5.8)	—	(10.9)
Income (Loss) Applicable to Common Shareholders	$5.0	$(3.6)	$370.5	$2.3

Basic and Diluted Income (Loss) Applicable to Common Shareholders per Common Share	$0.02	$(0.01)	$1.41	$0.01

Basic and Diluted Common Shares Outstanding (weighted average)	262,973,160	260,307,340	262,817,408	260,100,874

Capital Expenditures, not	$7.6	$7.3	$13.5	$13.5

	At June 30,	At March 31,		At December 31,	At June 30,
	2005	2005		2004	2004
Cash and cash equivalents	$7.7	$365.6	(C)	$13.0	$66.6
Long-term debt, including current maturities (D)	$1,555.7	$1,590.8		$1,660.9	$1,609.0
Shares subject to mandatory redemption (D)	$211.7	$474.6		$474.6	$474.6
Series J Convertible Preferred Stock (E)	$—	$—		$—	$175.5
Common shares outstanding	263,030,356	262,885,566		262,450,693	260,422,101

(A) Other credits (charges) include severance related to separated senior executives, non-cash compensation, provision for severance, closures and restructuring related costs, provision for unclaimed property and gain (loss) on sale of businesses and other, net.

(B) For the three and six months ended June 30, 2005 includes a loss of $6.3 million which represents the write-offs of unamortized deferred financing costs and the premiums paid on the Company’s call for redemption for all of the outstanding shares of its $10.00 Series D Preferred Stock and its $9.20 Series F Preferred Stock, and for $80 million of its 7 5/8% Senior Notes due 2008.

(C) Includes the temporarily invested remaining net cash proceeds, after reduction of bank debt, of $348.7 from the sales of About, Inc. (March 18, 2005) and the PWPL Bankers Training division (March 31, 2005).

(D) On May 11, 2005, the Company redeemed all of its outstanding shares of $10.00 Series D Preferred Stock (with an aggregate liquidation preference of approximately $168 million), all of its outstanding shares of $9.20 Series F Preferred Stock (with an aggregate liquidation preference of approximately $95 million) and $80 million aggregate principal amount of its 7 5/8% Senior Notes due 2008.

In connection with the redemption of the Series D and Series F Preferred Stock, the Company obtained the written consent of its bank lenders and has repaid its outstanding Term Loans A and Term Loans B in aggregate principal amounts of $5 million and $35 million, respectively, and permanently reduced its total revolving loan commitments in an aggregate amount of $30 million.

(E) Debt Issuance and Redemption of Series J Convertible Preferred Stock.

Debt Issuance

On May 14, 2004, PRIMEDIA issued $175.0 of Senior Floating Rate Notes due 2010 and entered into a new $100.0 Term Loan C credit facility with a maturity date of December 31, 2009. The Senior Floating Rate Notes bear interest at LIBOR plus 5.375% and the Term Loan C at LIBOR plus 4.375%. Combined proceeds were applied to prepay  $30.0 of outstanding Term Loan A commitments and $120.0 of Term Loan B commitments, with the remainder used to temporarily pay down  all outstanding advances under its revolving credit facility.

Redemption of Series J Convertible Preferred Stock

On July 7, 2004, PRIMEDIA redeemed all of its outstanding Series J Convertible Preferred Stock, representing an aggregate of 1,424,306 shares for approximately $178.0, using cash on hand of approximately $33.0 and $145.0 of advances under its revolving credit facility.

(F) In the second quarter of 2005, the Company decided to actively pursue the sale of its Business Information segment with the exception of Ward’s Automotive Group, which has been transferred to the Enthusiast Media segment. The operating results of the Business Information segment, excluding Ward’s, have been classified as discontinued operations for all periods presented.  Ward’s operations are included in the  Enthusiast Media segment.

Note:  Certain reclassifications have been made to prior year’s data to conform with the current year presentation.

Exhibit A

PRIMEDIA Inc.

Reconciliation of Free Cash Flow to Cash Provided by Operating Activities (Unaudited)

($ in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Net cash provided by (used in) operating activities	$(30.7)	$14.5	$(26.1)	$(17.0)

Additions to property, equipment and other, net	(7.6)	(7.3)	(13.5)	(13.5)
Capital lease obligations	(0.6)	(1.5)	(2.7)	(4.3)

Free Cash Flow	$(38.9)	$5.7	$(42.3)	$(34.8)

Supplemental information:

Cash interest paid, including interest on capital and restructured leases	$54.4	$51.7	$68.7	$58.8
Cash interest paid on shares subject to mandatory redemption	$12.8	$15.6	$23.7	$26.5
Cash taxes paid	$0.1	$—	$0.2	$0.1
Cash paid for severance, closures and restructuring related costs	$1.5	$3.5	$6.0	$7.8

Exhibit B

PRIMEDIA Inc.

2005 Operating Results

After Classification of Operations Discontinued in 2005 (Unaudited)

($ in millions)

	Q1	Q2	YTD
	2005	2005	2005
Revenues, Net:
Enthusiast Media	$158.1	$180.8	$338.9
Consumer Guides	75.6	79.5	155.1
Education	18.9	18.4	37.3
Intersegment Eliminations	(0.1)	(0.1)	(0.2)
Total Revenues, Net	$252.5	$278.6	$531.1

Segment EBITDA (A):
Enthusiast Media	$23.9	$41.0	$64.9
Consumer Guides	18.2	17.9	36.1
Education	2.3	2.7	5.0
Corporate Overhead	(6.6)	(7.1)	(13.7)
Total Segment EBITDA	37.8	54.5	92.3

Depreciation of Property and Equipment	(6.8)	(7.1)	(13.9)
Amortization of Intangible Assets and Other	(2.3)	(2.4)	(4.7)
Non-Cash Compensation	(1.2)	(1.2)	(2.4)
Provision for Severance, Closures and Restructuring Related Costs	(1.0)	(0.3)	(1.3)
Operating Income	26.5	43.5	70.0

Other Income (Expense):
Interest Expense	(33.2)	(32.8)	(66.0)
Interest on Shares Subject to Mandatory Redemption	(11.0)	(6.4)	(17.4)
Amortization of Deferred Financing Costs	(1.3)	(1.2)	(2.5)
Other Income (Expense), Net	0.7	(4.8)	(4.1)

Loss Before Provision for Income Taxes	(18.3)	(1.7)	(20.0)

Provision for Income Taxes	(3.7)	(2.4)	(6.1)

Loss from Continuing Operations	$(22.0)	$(4.1)	$(26.1)

(A) Segment EBITDA reconciled to Loss from Continuing Operations.

Exhibit B

PRIMEDIA Inc.

2004 Operating Results

After Classification of Operations Discontinued in 2005 (Unaudited)

($ in millions)

	Q1	Q2	Q3	Q4	Full Year
	2004	2004	2004	2004	2004
Revenues, Net:
Enthusiast Media	$164.7	$178.8	$183.0	$174.6	$701.1
Consumer Guides	71.4	71.1	71.7	72.9	287.1
Education	17.2	16.6	13.2	19.4	66.4
Intersegment Eliminations	(0.2)	(0.1)	(0.3)	(0.3)	(0.9)
Total Revenues, Net	$253.1	$266.4	$267.6	$266.6	$1,053.7

Segment EBITDA (A):
Enthusiast Media	$28.6	$40.3	$40.0	$42.3	$151.2
Consumer Guides	19.6	20.5	19.8	21.6	81.5
Education	1.7	0.4	(0.8)	3.6	4.9
Corporate Overhead	(8.0)	(6.7)	(7.5)	(5.6)	(27.8)
Total Segment EBITDA	41.9	54.5	51.5	61.9	209.8

Depreciation of Property and Equipment	(7.1)	(6.7)	(7.3)	(7.9)	(29.0)
Amortization of Intangible Assets and Other	(3.4)	(3.4)	(3.2)	(9.2)	(19.2)
Severance Related to Separated Senior Executives	(0.7)	—	—	—	(0.7)
Non-Cash Compensation	(1.9)	(1.6)	(1.3)	(1.3)	(6.1)
Provision for Severance, Closures and Restructuring Related Costs	(1.7)	(3.9)	(2.0)	(0.6)	(8.2)
Provision for Unclaimed Property	(3.9)	—	—	—	(3.9)
Gain on Sale of Businesses and Other, Net	—	—	0.3	0.7	1.0
Operating Income	23.2	38.9	38.0	43.6	143.7

Other Income (Expense):
Provision for Impairment of Investments	—	(0.8)	—	—	(0.8)
Interest Expense	(28.3)	(29.8)	(32.3)	(33.2)	(123.6)
Interest on Shares Subject to Mandatory Redemption	(11.0)	(10.9)	(11.0)	(10.9)	(43.8)
Amortization of Deferred Financing Costs	(1.1)	(1.2)	(1.3)	(1.4)	(5.0)
Other Income (Expense), Net	0.4	(0.2)	0.6	0.9	1.7

Loss Before Provision for Income Taxes	(16.8)	(4.0)	(6.0)	(1.0)	(27.8)

Provision for Income Taxes	(4.3)	(4.3)	(4.3)	(1.9)	(14.8)

Loss from Continuing Operations	$(21.1)	$(8.3)	$(10.3)	$(2.9)	$(42.6)

(A) Segment EBITDA reconciled to Loss from Continuing Operations.